Exhibit 99.1

News From

Walgreens Corporate Communications ● 108 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact:	Robert Elfinger, 847-315-2962
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Snehal Shah, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreens August Sales Decrease 4.5 Percent

DEERFIELD, Ill., Sept. 6, 2012 – Walgreens (NYSE: WAG) (NASDAQ: WAG) had August sales of $5.85 billion, a decrease of 4.5 percent from $6.12 billion for the same month in fiscal 2011.

Total front-end sales increased 0.9 percent compared with the same month in 2011, while comparable store front-end sales decreased 0.6 percent. Customer traffic in comparable stores decreased 2.2 percent while basket size increased 1.6 percent.

Prescriptions filled at comparable stores decreased 6.8 percent in August. Higher incidence of flu positively impacted comparable store prescriptions filled by 0.4 percentage point. The negative impact on comparable store prescriptions filled due to not being part of the Express Scripts, Inc. pharmacy network was 10.7 percentage points in August. Prescriptions processed by Express Scripts comprised 12.6 percent of Walgreens prescriptions in August 2011.

August pharmacy sales decreased 7.2 percent, while comparable store pharmacy sales decreased 12.4 percent. Comparable store pharmacy sales were negatively impacted by 7.9 percentage points due to generic drug introductions in the last 12 months and by 10.7 percentage points due to not being part of the Express Scripts network in August. Pharmacy sales accounted for 64.1 percent of total sales for the month.

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Sales in comparable stores decreased by 8.2 percent in August. The effect of generic drug introductions in the last 12 months negatively impacted total comparable sales by 5.1 percentage points.

Total sales for the fourth quarter of fiscal 2012, which ended Aug. 31, were $17.08 billion, down 4.9 percent from $17.97 billion in last year’s quarter. Comparable store sales for the fourth quarter of fiscal 2012 decreased 8.7 percent, while front-end comparable store sales for the quarter decreased 1.3 percent. Prescriptions filled at comparable stores decreased 8.0 percent in the fourth quarter and comparable pharmacy sales decreased 12.6 percent.

Calendar year-to-date sales were $46.49 billion, a decrease of 3.2 percent from $48.04 billion in 2011.

Total sales for fiscal 2012 were $71.64 billion, down 0.8 percent from $72.18 billion in fiscal 2011. Comparable store sales for fiscal 2012 decreased 3.6 percent.

Walgreens opened 18 stores during August, including six relocations, and closed two.

At Aug. 31, Walgreens operated 8,386 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,929 drugstores, 169 more than a year ago, including 42 stores acquired over the last 12 months. The company also operates infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

August Comparable Sales and Prescriptions Filled

	Reported	Calendar Shift Impact	Generics Impact	Cough, Cold, Flu Impact
Total Comp Sales	-8.2%	-0.1%	-5.1%	-0.1%
Comp Front End	-0.6%	—	—	—
Comp Rx Sales	-12.4%	-0.1%	-7.9%	-0.1%
Comp Rx Scripts	-6.8%*	-0.1%	—	0.4%

*	Includes +2.5 percentage points from patients filling more 90-day prescriptions

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Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as amended, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.